UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

Metabasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50785 (Commission File Number)	33-0753322 (I.R.S. Employer Identification No.)

11119 North Torrey Pines Road
La Jolla, California (Address of principal executive offices)		92037 (Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 23, 2006, Heinz W. Gschwend, Ph.D., a member of our Board of Directors, informed us of his decision for personal reasons not to stand for re-election as a director at our 2007 annual meeting of stockholders. Dr. Gschwend is currently a member of our Compensation Committee and Corporate Governance and Nominating Committee and will remain a member of our Board and these Committees until the date of our 2007 annual meeting.  Based upon the recommendation of our Corporate Governance and Nominating Committee, our Board has approved the nomination of George F. Schreiner, M.D., Ph.D. for election as a director at our 2007 annual meeting to fill the vacancy left by Dr. Gschwend’s departure.

(e)

On April 27, 2007, we entered into amended and restated severance agreements with Mark D. Erion, Ph.D., our Chief Scientific Officer and Executive Vice President of Research and Development, John W. Beck, C.P.A., our Senior Vice President of Finance, Chief Financial Officer and Treasurer, Edgardo Baracchini, Ph.D., M.B.A., our Senior Vice President of Business Development, and Howard Foyt, M.D., Ph.D., our Vice President of Clinical Development.  The agreements provide for the following compensation in the event of termination for reasons other than cause:

•                  Cash severance equal to 12 months salary plus a cash payment equal to the average of the prior three years’ bonus payments,

•                  Accelerated vesting of 12 additional months of all unvested stock options and shares of restricted stock,

•                  Continued group disability insurance, group life insurance and group health benefits for a period of up to 12 months with the option to convert the group disability and group life insurance policies into individual polices, and

•                  Outplacement services for up to six months.

In addition, total severance compensation due to the executive officer may be adjusted downward to ensure the best after-tax benefit to the executive officer if any portion of the benefits paid would be nondeductible under section 280G of the Internal Revenue Code. In the event of a termination for reasons other than cause or as a result of a restructuring or reduction in force, or resignation for good reason, within 12 months following a change in control, the executive officers will be entitled to an acceleration of vesting of all unvested stock options and shares of restricted stock. These severance benefits are subject to our receipt of a general release from the executive officer.

Under all of the severance agreements discussed above, good reason is generally defined as the occurrence of any of the following events: demotion or significant reduction in responsibilities; reduction in total compensation outside of a company-wide compensation reduction; failure to receive a contemporaneous increase or bonus commensurate with other comparable employees within the company; or relocation of principal place of work by a distance of 50 miles or more. Cause is generally defined as the occurrence of any of the following events: significant or continuing failure to perform employment duties; gross misconduct or fraud; or conviction of, or plea of “guilty” or “no contest” to, a non-vehicular felony.

Also on April 27, 2007, we entered into an amendment to our amended and restated severance agreement with Paul K. Laikind, Ph.D., our Chief Executive Officer.  The amendment provides for certain conforming changes to provide consistency with the serverance agreements with our other executive officers, including conditioning Dr. Laikind’s severance benefits on our receipt of a general release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.

	By:	/s/ John W. Beck
John W. Beck
Senior Vice President of Finance, Chief Financial Officer and Treasurer
Date: April 27, 2007